THIS AGREEMENT made the 9th day of October, 1998.


BETWEEN:

                  1218951 ONTARIO LIMITED,
                  a corporation existing under the laws of Ontario, (hereinafter referred to as the "Vendor"),

                                                              OF THE FIRST PART,

                                                       - and -

                  PRIME FOODS PROCESSING INC.,
                  a corporation existing under the laws of Ontario, (hereinafter referred to as the "Purchaser"),

                                                             OF THE SECOND PART.

     WHEREAS the Vendor carries on the business of the manufacture of pasta food products for retail sale under the trade name Pasta Kitchen;

     AND WHEREAS the Purchaser wishes to purchase from the Vendor and the Vendor wishes to sell to the Purchaser the business and assets for Pasta Kitchen on the terms and conditions herein set forth.

     THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.01 Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

     (a) "Act" means the Business Corporations Act (Ontario) as in effect on the date hereof;

     (b) "Accounts Receivable" means the accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor as provided in Section 2.01(e);

     (c) "Assumed Liabilities" has the meaning set out in Section 4.01;

     (d) "Business Day" means any day, other than a Saturday or a Sunday, on which the main branch of the Toronto-Dominion Bank in Toronto, Ontario is open for business;

     (e) "Cash Portion of the Purchase Price" has the meaning set out in subsection 3.03(b);

     (f) "Claim" has the meaning set out in Section 11.03;

     (g) "Closing Date" means October 9, 1998 or such other date as the Vendor and the Purchaser may mutually determine;

     (h) "Closing Date Payment" has the meaning set out in Section 3.02;

     (i) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

     (j) "Employees" means those salaried and non-unionized employees of the Vendor who are employed in the Purchased Business immediately prior to the Time of Closing;

     (k) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

     (l) "Environmental Laws" has the meaning set out in subsection 5.27(a);

     (m) "Environmental Permits" has the meaning set out in subsection 5.27(b);

     (n) "ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

     (o) "Excluded Employees" has the meaning set out in Section 8.09;

     (p) "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

     (q) "Hazardous Substances" has the meaning set out in subsection 5.27(a);

     (r) "IMSC" means International Menu Solutions Corporation, a Nevada corporation;

     (s) "Indemnified Party" has the meaning set out in Section 11.03;

     (t) "Indemnifying Party" has the meaning set out in Section 11.03;

     (u) "Intellectual Property" has the meaning set out in subsection 2.01(i);

     (v) "Lease" has the meaning set out in Section 5.09;

     (w) "Leased Property" has the meaning set out in Section 5.07;

     (xy) "Licences" has the meaning set out in Section 5.16;

     (y) "Losses" means, in respect of any matter, all claims demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

     (z) "Purchase Price" has the meaning set out in Section 3.01;

     (aa) "Purchased Assets" has the meaning set out in Section 2.01;

     (bb) "Purchased Business" means the business carried on by the Vendor consisting primarily of the production of ready meals for retail sale under the brand name Pasta Kitchen;

     (cc) "Tax Act" means the Income Tax Act (Canada), as amended from time to time;

     (dd) "Time of Closing" means 10 a.m. (local time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine; and

     (ee) "Transferred Employees" has the meaning set out in Section 8.10.

1.02 Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.03 Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.04 Number, Gender and Persons. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.05 Accounting Principles. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.06 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.07 Time of Essence. Time shall be the essence of this Agreement.

1.08 Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.09 Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Subject to Section 12.05, neither party may assign any of it rights or obligations hereunder without the prior written consent of the other party.

1.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.12  Schedules.  The following  Schedules are attached to and form part of this
Agreement:

     Schedule 1- Leased Real Property
     Schedule 2 - Machinery and Equipment
     Schedule 3 - Material Contracts
     Schedule 4 - Employee Matters
     Schedule 5 - Insurance
     Schedule 6 - Intellectual Property
     Schedule 7 - Allocation of Purchase Price
     Schedule 8 - Location of Assets
     Schedule 9 - Third Party Consents
     Schedule 10 - Major Customers
     Schedule 11 - Non-Competition Agreement
     Schedule 12 - Opinion of Vendor's Counsel

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.01 Purchased Assets. Subjects to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, effective as of the close of business on the Closing Date, all of the property and assets used in connection with or otherwise relating to the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate, as a going concern (collectively, the "Purchased Assets"), including, without limitation:

     (a) Lease of Real Property. All rights as a sub-lessee under the lease of real property, together with the benefit of use of all leasehold improvements relating thereto, including, without limitation, all rights under the lease described in Schedule 1;

     (b) Machinery and Equipment. All machinery, equipment, fixtures, furniture, furnishings, parts, refrigerators, mixing machines, ovens and other fixed assets, including, without limitation, the machinery and equipment described in
Schedule 2;

     (c) Vehicles. Not Applicable;

     (d) Inventories. All inventories, including, without limitation, raw materials, work-in-process, finished goods and replacement parts;

     (e) Accounts Receivable. All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts;

     (f) Prepaid Expenses. All prepaid expenses;

     (g) Agreements. All rights under orders or contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment agreements, and other Contracts not otherwise referred to in this Section 2.01, including, without limitation, the Contracts described in
Schedule 3;

     (h) Licenses and Permits. Not Applicable;

     (i) Intellectual Property. All trade or brand names, business names, trade marked trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade secrets, proprietary manufacturing information and know-how, including without limitation the Pasta Kitchen product recipes, equipment and parts lists and descriptions, instruction manuals, together with all rights under licences, agreements and other agreements or instruments relating to any of the foregoing (collectively, "Intellectual Property"), including, without limitation, the trademarks, copyrights, and agreements described in Schedule 6;

     (j) Computer Hardware and Software. All computer hardware and software, including all rights under licences and other agreements or instruments relating thereto;

     (k) Books and Records. All books and records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser), including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored); and

     (l) Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Vendor and the right to use any words indicating that the Purchased Business is so carried on, including the exclusive right to use the name "Pasta Kitchen", or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by the Purchaser.

2.02  Excluded Assets.

     The Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

     (a) Cash. All cash on hand or in banks or other depositories;

     (b) Income Taxes. All income tax instalments paid by the Vendor and the right to receive any refund of income taxes paid by the Vendor.


                                   ARTICLE III
                                 PURCHASE PRICE

3.01 Purchase Price. The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $640,000.00 payable as provided in Sections 3.02 and 3.03, and subject to adjustment as set forth in Sections 3.02 and 3.03 respectively.


3.02 Closing Date Payment of Purchase Price. Subject to the next following paragraph of this Section 3.02, at the Time of Closing, the Purchaser shall pay the Vendor the amount of $300,000.00 (the "Closing Date Payment") by certified cheque or bank draft payable to or to the order of the Vendor. The Vendor shall be responsible for paying the following amounts on the Closing Date from the Closing Date Payment:

     (a) on account of trade payables identified by the Vendor and the Purchaser the sum of $108,614.57; and

     (b) the payroll of the Vendor to be paid on Thursday October 15, 1998 in the sum of $8,940.00;

being payments which in the aggregate are $117,554.57 (herein called the "Vendor Credit").

Subject to the following, the Purchaser shall pay to the Vendor amounts on account of the Vendor Credit as follows:

(a) firstly, during the sixty (60) day period following the Closing Date, 50% of the accounts receivable received after the Closing Date from the Pasta Kitchen Division of the Purchaser, up to the aggregate amount of the Vendor Credit with such payments to be made weekly; and

(b) provided that if the amount paid by the Purchaser to the Vendor pursuant to the preceding subparagraph (a) is less than the Vendor Credit, then the difference (herein called the "Vendor Credit Balance" shall be paid by the Purchaser to the Vendor by consecutive monthly payments on the last day of each month commencing with the first month following the said sixty (60) day period, the said monthly payments to be in the amount of $10,000.00 until paid.

In the event that during the two year period following the Closing Date the aggregate of the following amounts, namely:

         (a) the dollar amount of the accounts receivable acquired by the Purchaser from the Vendor as part of the Purchased Assets collected during the sixty (60) day period referred to above is herein called the "Receivable Amount"; and

         (b) the dollar amount of amounts required to be paid by the Purchaser following the closing to the trade creditors identified in Schedule 13 by "***" together with any other amounts required to be paid by the Purchaser for any matter or thing arising from or in connection with the operation of the Pasta Kitchen business by the Vendor prior to the Closing Date;

exceed the sum of $34,072.42 then the Vendor shall pay to the Purchaser on demand any and all such amounts which in the aggregate exceed such sum. The Purchaser shall have the right to set off any such sums that become due to the Purchaser from the Vendor against any sums that are due or which may become due from the Purchaser to the Vendor.

3.03 Determination of Balance of Purchase Price. The balance of the Purchase Price of $340,000.00 shall be subject to adjustment based upon the revenue of the Pasta Kitchen Division of the Purchaser during the twelve month period from and including October 9, 1998 to and including October 8, 1999.

     At the end of the said twelve month period the auditors of the Purchaser shall determine (on an unaudited basis) the aggregate dollar amount of the sales by the Pasta Kitchen Division of the Purchaser for the said twelve (12) month period. In the event that the aggregate dollar amount is less than $1,000,000.00, then the Purchase Price shall be proportionally reduced. For example, if such aggregate sales for such period are $900,000.00, the Purchase Price would be reduced by ten percent (10%) or $64,000.00, so that the adjusted Purchase Price would be $576,000.00. The balance of the Purchase Price would be $576,000.00 less the $300,000.00, namely $276,000.00. Such amount of the Purchase Price being $340,000.00 or such lesser amount as determined in accordance with the foregoing is herein called the "Balance of the Purchase Price".

The Corporation shall have the option, exercisable during the forty-five (45) day period following the determination of the Balance of the Purchase Price, to pay the Balance of the Purchase Price by certified cheque or by the issue of restricted common shares (having a par value of $0.001 per share) in the capital stock of IMSC. In the event that the Purchaser exercises the option to pay the Balance of the Purchase Price by the delivery of IMSC common shares, the number of shares to be delivered by the Purchaser to the Vendor (herein called the "Shares") shall be determined as follows:

     The Balance of the Purchase Price shall be divided by the average closing trading price for the IMSC common shares for the ten (10) trading days prior to the date on which the calculation is made, and the number so determined shall be the number of common shares of IMSC to be delivered by the Purchaser to the Vendor in satisfaction of the Balance of the Purchase Price. The appropriate foreign exchange translations where required shall be made based upon quotes provided by the banker of the Corporation on the relevant day.

The Shares when issued shall be subject to an escrow agreement wherein the Shares shall be held and released as follows: forty percent (40%) upon determination of the number of Shares; forty percent (40%) on September 30, 2000 and twenty percent (20%) on September 30, 2001. The Vendor acknowledges that during such time as the Shares are held in escrow the Vendor shall not be entitled to deal with the Shares in any manner whatsoever until such time as Shares are released from escrow in accordance with the foregoing schedule. The Shares to be held in escrow shall be held by counsel for IMSC.

The Shares shall be subject to applicable securities laws and regulations including hold periods or qualification prior to the shares being available for public trading.

The Securities Act of 1933 as amended (the "Act") requires that the sale of securities be registered with the United States Securities and Exchange
Commission (the "SEC") or that there be an exemption from the registration requirements. The Shares that will be issued to the Vendor pursuant to this Schedule will not be registered under the Act and will be issued by IMSC without any such registration.

Notwithstanding anything to the contrary contained herein, the IMSC common shares to be issued and delivered pursuant to this Section will not be issued pursuant to a registration statement under the United States Securities Act of 1933 (the "Act") or any other applicable federal or state statute and, as a result, such common shares cannot be transferred, sold or otherwise disposed of, unless registered under the Act or pursuant to an exemption therefrom. Additionally, the following legend will be placed on each certificate evidencing such common shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE REGISTERED HOLDER'S COUNSEL REASONABLY ACCEPTABLE TO ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

3.04 Allocation of Purchase Price. The Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with
Schedule 7 and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax in a manner consistent with such allocation.

3.05 ETA Election. The Purchaser and the Vendor shall, on the Closing Date, elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder. The Purchaser shall file such election with Revenue Canada, Excise not later than the day on which it is required to file its GST return for its reporting period which includes the Closing Date.

3.06 Transfer Taxes. The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

3.07 Income Tax Election. The Purchaser and the Vendor agree to elect jointly in the prescribed form under Section 22 of the Tax Act as to the sale of the accounts receivable and other assets that are referred to in subsection 2.01(e) and described in Section 22 of the Tax Act and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 3.04 as the consideration paid by the Purchaser therefor.


                                   ARTICLE IV
                            ASSUMPTION OF LIABILITIES

4.01 Assumption of Certain Liabilities by the Purchaser. Subject to the provision of this Agreement, the Purchaser agrees to assume from and after the Time of Closing, those liabilities of the Vendor existing as at the Time of Closing (the "Assumed Liabilities") under:

     (a)  the Contracts described in Schedules 6;

     (b) the agreements entered into by the Vendor in the ordinary course of the Purchased Business for the sale of pasta products by the Vendor.

4.02 Product Liability and Warranty Obligations. Without in any way limiting subsection 11.01(c), the Purchaser shall not assume, and the Vendor shall be solely responsible for and shall indemnify and hold harmless the Purchaser from and against, all product liability, and other claims and obligations respecting products manufactured by the Vendor in connection with the Purchased Business up to the Time of Closing. The Purchaser may satisfy any such obligations not assumed by it where it is required to do so by law or by order of any court or regulatory authority having jurisdiction over it or where it determines in good faith to do so for valid business reasons and, in any such case, the Vendor shall reimburse the Purchaser forthwith following demand for all expenses incurred by the Purchaser in connection therewith, including all labour and material costs incurred in repairing or replacing products. The Vendor does not provide any written warranty to its customers with respect to the Vendor's products purchased by its customers.


                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

     The  Vendor  represents  and  warrants  to the  Purchaser  as  follows  and
acknowledges  that  the  Purchaser  is  relying  on  such   representations  and
warranties in connection with its purchase of the Purchased Assets:

5.01 Organization. The Vendor is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property, to carry on the Purchased Business as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder. The Vendor is duly qualified as a corporation to do business in the Province of Ontario, the only jurisdiction in which the Purchased Business makes such qualification necessary.

5.02 Authorization. This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.03 No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor in the ordinary course of the Purchased Business.

5.04 No Violation. The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in:

     (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

       (i) any Contract to which the Vendor is a party or by which it is or its properties are bound;

       (ii)   any   provision  of  the   constating   documents  or  by-laws  or
              resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor;

       (iii) any judgment, decree, order or award of any court, governmental body or arbitration having jurisdiction over the Vendor;

       (iv) any licence, permit, approval, consent or authorization held by the Vendor or necessary to the operation if the Purchased Business; or

       (v)    any applicable law, statute, ordinance, regulation or rule; nor

     (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.05 Sufficiency of Purchased Assets. The Purchased Assets owned or leased by the Vendor are sufficient to carry on the Purchased Business. All Purchased Assets owned and used by the Vendor in connection with the Purchased Business are in good operating condition and are in a state of good repair and maintenance. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Purchased Business due to inadequate maintenance of any of the Purchased Assets. With the exception of inventory in transit, all the tangible assets of the Purchased Business are situate at the Leased Premises.

5.06 Title to Personal Property. The Purchased Assets are owned beneficially by the Vendor with a good and marketable title thereto, free and clear of all Encumbrances.

5.07 Location of Real Property. Schedule 1 sets forth the municipal address and complete and accurate legal description of all the real property that is used in the Purchased Business and leased by the Vendor (the "Leased Property").

5.08 Leased Property. The Vendor is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property. The Vendor has the exclusive right to possess, use and occupy the Leased Property. All buildings, structures, improvements and appurtenances situated on the Leased Property are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used, and the Vendor has adequate rights of ingress and egress for the operation of the Purchased Business in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein) nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

     (a) the Leased Property, the current uses thereof and the conduct of the Purchased Business comply with all regulations, statues, enactments, laws and by-laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

     (b) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Property or to any of the plumbing, heating, elevating, water, drainage, or electrical systems, fixtures or works by the landlord of the Leased Property or any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and the Vendor knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

     (c) all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Property at the request of the Vendor or the landlord of the Leased Property have been fully paid and satisfied, and no person is entitled to claim a lien under the Construction Lien Act (Ontario) against the Leased Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

     (d) there is nothing owing in respect of the Leased Property by the Vendor to any municipal corporation or to any other corporation or commission owning or operation a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

     (e) no part of the Leased Property has been taken or expropriated by any federal, provincial, municipal or other competent authority, nor has any notice or proceeding in respect thereof been given or commenced;

     (f) the Leased Property (including all buildings, improvements and fixtures) is fit for its present use, and there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary or advisable; and the Leased Property is not currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated; and

     (g) the Leased Property is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against the Leased Property by any public authority (including development or improvement levies, charges or fees).

5.09 Leased Property. The Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the lease (the "Lease") described in Schedule 1 relating to the Leased Property.
Schedule 2 sets out the parties to the Lease, its date of execution and expiry date, any options to renew, the location of the leased lands and premises and the rent payable thereunder. The Vendor occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. The Lease is in good standing and in full force and effect, and neither the Vendor nor any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has provided a true and complete copy of the Lease and all amendments thereto to the Purchaser.

5.10 Inventories. The inventories of the Vendor relating to the Purchased Business do not include any material items that are slow moving, below standard quality or of a quality or quantity not useable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of the Vendor have been maintained at such amounts as are required for the operation of the Purchase Business as previously conducted and as proposed to be conducted, and such inventory levels are adequate therefor.

5.11 Accounts Receivable. All accounts receivable, book debts and other debts due or accruing to the Vendor in connection with the Purchased Business are bona fide and good and, subject to an allowance for doubtful accounts that have been reflected on the books of the Vendor in accordance with generally accepted accounting principles, collectible without set-off or counterclaim.

5.12 Intellectual Property. Schedule 6 sets out the Intellectual Property of the Vendor comprised of the trade name and trade mark "Pasta Kitchen Inc.". The Vendor has no other intellectual property other than recipes for the food products produced by the Vendor, and such recipes have not been reduced to writing by the Vendor, as such recipes are in the memory of the Vendor's president The Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use to all or any portion of the Intellectual Property. The conduct of the Purchased Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its right in the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity of enforceability of the Intellectual Property.

5.13 Insurance. The Vendor has the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. Schedule 5 sets out the insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Vendor on the Leased Property The Vendor is not in default with respect to any of the provisions contained in such insurance policy and has not failed to give any notice or present any claim under any such insurance policy, in due and timely fashion. The Vendor will forthwith provide a true copy of such insurance policy referred to in Schedule 5 to the Purchaser.

5.14 No Expropriation. No part of Purchased Assets has been taken or expropriated by any federal, provincial, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is the Vendor aware of any intent or proposal to give any such notice or commence any such proceedings.

5.15 Agreements and Commitments. Except as described in Schedule 3, the Vendor is not a party to or bound by any Contract relating to the Purchased Business or Purchased Assets including, without limiting the generality of the foregoing:

     (a)  any  distributor,   sales,   advertising,   agency  or  manufacturer's
          representative Contract;

     (b) any collective bargaining agreement or other Contract with any labour union;

     (c) any continuing Contract for the purchase of materials, supplies, equipment or services involving more that $5,000.00 in respect of any one such Contract or more than $10,000.00 in respect of all such Contracts;

     (d) any employment or consulting Contract or any other Contract with any officer, employee or consultant, other that oral Contracts of indefinite hire terminable by the Vendor without cause or reasonable notice;

     (e) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

     (f) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles, other than the small business development loan made by the Vendor in the amount of $72,212.06;

     (g)  any commitment for charitable contributions;

     (h) any Contracts for capital expenditures in excess of $5,000.00 in the aggregate;

     (i) any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchased Business;

     (j) any Contract pursuant to which the Vendor is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

     (k)  any confidentiality,  secrecy or non-disclosure  Contract (whether the
          Vendor  is  a  beneficiary   obligor   thereunder)   relating  to  any
          proprietary or confidential information or any non-competition or similar Contract;

     (l) any licence, franchise or other agreement that relates in whole or in part to any Intellectual Property;

     (m) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person, except for cheques endorsed for collection in the ordinary course of the Purchased Business;

     (n) any Contract that expires, or may expire if the same is renewed or extended at the option of any person other than the Vendor, more than one (1) year after the date of this Agreement; or

     (o) any Contract entered into by the Vendor other than in the ordinary course of the Purchased Business.

The Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Purchased Business or Purchased Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described in Schedules 1 and 3 and all amendments thereto.

5.16 Compliance with Laws; Governmental Authorization. The Vendor has complied with all laws, statutes, ordinance, regulations, rules, judgments, decrees or orders applicable to the Purchased Business or the Purchased Assets. There are no licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets, save and except that it is acknowledged that the Vendor does not have the Hazard Analysis Critical Control Point approval.

5.17 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 9. There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 9.

5.18 Financial Statements. Not applicable.

5.19 Books and Records. The books and records of the Vendor fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of the Vendor as at the date hereof, and all financial transactions of the Vendor relating to the Purchased Business have been accurately recorded in such books and records.

5.20 Closing Financial Information. Immediately following the close of business on the day prior to the Closing Date the parties shall complete an inventory of the assets of the Vendor, and complete a determination of the receivables and payables and other liabilities of the Vendor.

5.21 Absence of Changes. Since June 30, 1998, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

     (a) any material adverse change in the condition  (financial or otherwise),
assets,  liabilities,   operations,  earnings,  business  or  prospects  of  the
Purchased Business;

     (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets;

     (c) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice, save with respect to the Vendors liabilities to the Workmen's Compensation Board.;

     (d) any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor in relation to the Purchased Business or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course business consistent with past practice;

     (e) any labour trouble adversely affecting the Purchased Business or the Purchased Assets;

     (f) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;

     (g) any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased Business;

     (h) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Purchased Business;

     (i) any general increase in the compensation of employees of the Vendor involved in the Purchased Business (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof or the execution of any employment contract with any officer or employee, or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Vendor in relation to the Purchased Business;

     (j) any capital expenditures or commitments relating to the Purchased Business or Purchased Assets;

     (k) any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices higher than the current market prices;

     (l) any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy any accepted order for goods or services;

     (m) any change in the  accounting or tax practices  followed by the Vendor;
or

     (n) any change adopted in the depreciation or amortization policies or rates; or any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

5.22 Non-Arm's Length Transactions. With respect to the Purchased Business:

     (a) the Vendor has not since June 30, 1998 made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing, except as disclosed on the Audited Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business; and

     (b) except for Contracts of employment, the Vendor is not party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing.

No officer, director or shareholder of the Vendor and no entity that is an Affiliate or Associate of one or more of such individuals:

     (c) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business;

     (d) owns, directly or indirectly, in whole or in part, any property that the Vendor uses in the operations of the Purchased Business; or

     (e) has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans.

5.23 Taxes. The Vendor has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, reassessment, governmental charge, penalties, interest and fines due and payable by it. The Vendor has made adequate provision for taxes payable in respect of the Purchased Business for the current period and any previous period for which tax returns are not yet required to be filed. There are no actions, suits proceedings, investigations or claims pending or, to the knowledge of the Vendor, threatened against the Vendor in respect of taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority to taxes, governmental charges or assessments asserted by any such authority. The Vendor has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents of Canada, the amount of all taxes and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. The Vendor has remitted to the appropriate tax authority, when required by law to do so, all amounts collected by it on account of GST.

5.24 Litigation. There are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor) pending or, to the best knowledge of the Vendor, after due enquiry, threatened against or affecting the Vendor at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Vendor is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

5.25 Residency. The Vendor is a resident of Canada for the purposes of the Tax Act.

5.26 GST Registration. The Vendor is a registrant for purposes of the ETA whose registration number is 889857660RT0001.

5.27 Environmental.

     (a) The Vendor, in respect of the Purchased Business and the Purchased Assets, has been and is in compliance with all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws and regulations, and others, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatments, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances ("Hazardous Substances").

     (b) The Vendor has obtained all licences, permits, approvals, consents, certificates, registration and other authorizations under Environmental Laws (the "Environmental Permits") required for the operation of the Purchased Business, all of which are described in Schedule 8. Each Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke or limit any Environmental Permit.

     (c) The Vendor, in connection with the Purchased Business, has not used or permitted to be used, except in compliance with all Environmental Laws, any of its property (including any of the Leased Property) or facilities to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

     (d) No building, structure or improvement located on the Real Property or Leased Property is or ever has been insulated with urea formaldehyde insulation, nor do such buildings or structures contain any aluminum wiring or friable asbestos or any other substance containing asbestos.

     (e) The Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Purchased Business or the Purchased Assets, nor has the Vendor received notice of any of the same.

     (f) The Vendor has not caused or permitted, nor does it have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets (including any of the Leased Property) utilized in the Purchased Business, or any such release on or from a facility owned or operated by third parties but with respect to which the Vendor in connection with the Purchased Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Purchased Business or resulting from the Purchased Business have been disposed of, treated and stored in compliance with all Environmental Laws.

     (g) The Vendor has not received any notice that the Vendor is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Purchased Business. The Vendor, in connection with the Purchased Business, has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites.

     (h) The Vendor has delivered to the Purchaser a true and complete copy of all environmental audits, evaluations, assessments, studies or tests relating to the Purchased Business or Purchased Assets of which it is aware.

5.28 Customers and Suppliers. Schedule 10 sets out the major customers of the Purchased Business (being those customers of the Purchased Business accounting for more than eighty percent (80%) of sales for the period January 1, 1998 to August 31, 1998 and there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers. The Vendor has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

5.29 Product Warranties. The Vendor has not provided any written warranties to any of its customers.

5.30 Employee Plans. The Vendor does not have and has never had for employees of the Vendor either past or present any retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, insurance, medical, hospital, dental, vision care, drug, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Vendor relating to the Purchased Business or the Purchased Assets for the benefit of employees or former employees of the Vendor.

5.31 No Collective Agreements. The Vendor has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements, and the Vendor is not aware of any current attempts to organize or establish any labour union or employee association with respect to any Employees of the Vendor nor is there any certification of any such union with regard to a bargaining unit. Other than grievances brought in the ordinary and normal course of the Purchased Business, none of which could, individually or collectively with other such grievances, have a material adverse effect on the Purchased Business or the right or the ability of the Vendor or the Purchaser to carry on the Purchased Business substantially in the manner in which it has heretofore been carried on, there are no grievances against the Vendor of which the Vendor has received written notice.

5.32 Employees. Schedule 4 contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Vendor employed or engaged in the Purchased Business (the "Employees") as of the date of this Agreement specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee. Schedule 4 lists all Employees including those on lay-off and those in receipt of benefits under Workers' Compensation Legislation, who have been absent continually from work for a period in excess of one month, as well as the reason for their absence. There are no complaints, claims or charges outstanding, or to the best of the knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Vendor under or in respect of any Employment Legislation. Schedule 5 lists all Employees in respect of whom the Vendor has been advised by the Workers' Compensation Board that such Employees are in receipt of benefits under the Workers' Compensation Act (Ontario). The Vendor is in compliance with the Employment Standards Act (Ontario), the Workers' Compensation Act (Ontario) and other Employment Legislation and, without limiting the generality of the foregoing: (i) there are no appeals pending before a Workers' Compensation Tribunal involving the Vendor; (ii) all levies, assessments and penalties made against the Vendor pursuant to the Workers' Compensation Act (Ontario) have been paid by the Vendor, save for the judgement in favour of the Workers' Compensation board dated April 15, 1998 in the amount of $5,314.00; (iii) the Vendor is currently in Rate Group for workers' compensation purposes; (iv) there has been no change in the rating assessment applicable to the Vendor or the Purchased Business under the Workers' Compensation Act (Ontario)since the incorporation of the Vendor; (v) the Vendor is not aware of any audit currently being performed by the Workers' Compensation Board; and (vi) all payments required to be made in trust to the Director of Employment Standards in respect of termination and/or severance pay under the Employment Standards Act (Ontario) have been made.

5.33 Employee Accruals. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Vendor.

5.34 No Liabilities. There are no liabilities of the Vendor or its Associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

5.35 Full Disclosure. Neither this Agreement nor any document to be delivered by the Vendor nor any certificate, report, statement or other document furnished by the Vendor in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading and there has been event, transaction or information that has come to the attention of the Vendor that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchased Business.


                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

6.01 Organization. The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.02 Authorization. This Agreement has been duly authorized, executed and delivered by the

Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.03 No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

     (a) any Contract to which the Purchaser is a party or by which it is bound;

     (b) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

     (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

     (d) any applicable law, statute, ordinance, regulation or rule.

6.04 Consents and Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

6.05 Investment Canada. The Purchaser is a Canadian within the meaning of the Investment Canada Act.

6.06 GST Registration. The Purchaser is a registrant for purposes of the ETA whose registration number is 124926544RT0001.

6.07 International Menu Solutions Corporation. ANM Holdings Corporation, a corporation incorporated pursuant to the laws of the State of Nevada, changed its name by a Certificate of Amendment dated July 15, 1998 to International Menu Solutions Corporation.


                                   ARTICLE VII
                     SURVIVAL OF COVENANTS, REPRESENTATIONS
                                 AND WARRANTIES

7.01 Survival of Covenants, Representations and Warranties. To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof; provided, however, that the representations and warranties set out in Article V and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to subsection 9.01(a) (other than those contained in Section 5.01, 5.02, 5.03, 5.06, 5.08, 5.23, 5.27 and 8.09 shall terminate on the second anniversary of the Closing Date.


                                  ARTICLE VIII
                                    COVENANTS

8.01 Access to Purchased Business and Purchased Assets. The Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Business. The Vendor shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchased Assets and all other property and assets utilized in the Purchased Business. At the request of the Purchaser, the Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business or any of the Purchased Assets or to enable the Purchaser or its authorized representative to obtain full access to all files and records relating to any of the Purchased Assets maintained by governmental or other public authorities. At the Purchaser's request, the Vendor shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

     (a) employees employed in the Purchased Business;

     (b) customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Purchased Business; and

     (c) the auditors, solicitors or any other persons engaged or previously engaged to provide services to the Vendor who have knowledge of matters relating to the Purchased Business or Purchased Assets.

In particular, without limitation, the Vendor shall permit the Purchaser's representatives or consultants to conduct all such testing and inspection in respect of environmental matters at such locations of the Purchased Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters and the Vendor shall conduct, in co-operation with the representatives or consultants of the Purchaser, such physical review of the equipment of the Purchased Business as is necessary so as to enable the confirmation of the values carried on the balance sheets of the Vendor in respect of such assets, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 8.01 shall not mitigate or otherwise affect any of the representations and warranties of the Vendor hereunder, which shall continue in full force and effect as provided in Section 7.01.

8.02 Delivery of Books and Records. At the Time of Closing, there shall be delivered to the Purchaser by the Vendor all the books and records described in subsection 2.01(1). The Purchaser agrees that it will preserve the books and records so delivered to it for a period of three (3) years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as result of any accidental loss or destruction of or damage to any such books or records.

8.03 Use of Name. Following the closing the Vendor acknowledges and agrees not to use the name Pasta Kitchen under any circumstance and all correspondence or any other communications of the Vendor shall not include the name Pasta Kitchen.

8.04 Conduct of Purchased Business Prior to Closing. Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing:

     (a) Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Vendor shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any presentation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor shall not enter into any material supply arrangements relating to the Purchased Business or make any material decisions or enter into any material Contracts with respect to the Purchased Business without the consent of the Purchaser, which consent shall not be unreasonably withheld;

     (b) Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

     (c) Regulatory Consents. Not applicable.

     (d) Contractual Consents. The Vendor shall use its best efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 16;

     (e) Preserve Goodwill. The Vendor shall use its best efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Vendor shall use its best efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor;

     (f) Discharge Liabilities. The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

     (g) Corporate Action. The Vendor shall use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose;

     (h) Best  Efforts.  The Vendor  shall use its best  efforts to satisfy  the
conditions  contained  in  Section  9.01  including,   without  limitation,  the
condition contained in subsection 9.01(e); and

     (i) Withdrawal of Funds. The Vendor shall not (a) pay an dividends or provide for the repatriation of capital of the Vendor to the Vendor's shareholders; (b) pay any fees or reimburse any expenses or provide any other monetary compensation to the directors of the Vendor; and (c) pay any bonus or reimburse any expenses of provide any other monetary compensation to officers and employees of the Vendor other than base compensation consistent with that paid by the Vendor during the period prior to June 30, 1998.

8.05  Delivery  of  Conveyancing  Documents.  The  Vendor  shall  deliver to the
Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

8.06 Retail Sales Tax Certificate. The Vendor shall deliver to the Purchaser a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

8.07 Delivery of Vendor's Closing Documentation. The Vendor shall deliver to the Purchaser a certificate of status and three (3) copies, certified by a senior officer of the Vendor as the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser three (3) copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request.

8.08 Delivery of Purchaser's Closing Documentation. The Purchaser shall deliver to the Vendor a certificate of status and three (3) copies, certified by a senior officer of the Purchaser as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered two (2) copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

8.09  Employees.

     (a) The Vendor agrees to provide the Purchaser with an up-to-date list of the names of the Employees at least two (2) Business Days and not more than four
(4) Business Days prior to the Closing Date. The Purchaser agrees that it shall offer employment to all Employees on such list, effective as at the Time of Closing, on substantially the same terms and conditions of employment as are then applicable to the Employees. The Vendor shall indemnify and hold harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any employees of the Purchased Business, other than claims by Transferred Employees who accept the Purchaser's offers of employment with respect to their employment with the Purchaser. No employee of the Purchased Business shall be entitled to any rights under this subsection 8.09(a) or under any other provisions of this Agreement. The Vendor and the president of the Vendor, Biagio Fusca, shall on a joint and several basis, indemnify and hold harmless the Purchaser from and against all claims by Adriano V. Fusca ("Adriano") as a result of the termination of employment of Adriano, it being acknowledged by the parties that the Purchaser will hire Adriano on the Closing Date provided that the Purchaser shall not be responsible for any costs with respect to the termination of the employment of Adriano with respect to the period of employment of Adriano with the Vendor prior to the Closing Date.

     (b) The Vendor shall employ all the employees set out in Schedule 4 until the Time of Closing, except for any employees who prior to the Time of Closing:

              (i)    are terminated for cause;

              (ii) are terminated with the Purchaser's consent, which consent shall not be unreasonably withheld;

              (iii)  voluntarily resign; or

              (iv)   retire.

     The Vendor shall not attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by the Purchaser and shall not solicit the services of any of the Employees during the two (2) year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.

8.10 Employee Plans. The Vendor has not maintained or provided any employee benefit plans and accordingly the Purchaser shall not assume any liability for benefits under any employee plans of any kind.

8.11 Purchaser's Special Undertaking. The Purchaser undertakes to continue to operate the Pasta Kitchen Division during the one year period from and including October 9, 1998 to and including October 8, 1999 on a basis with sufficient inventory, staff, capital, marketing and sales not less than that applied by the Vendor during the twelve month period preceding October 1, 1998.

8.12 Tax Credits. The Vendor agrees with the Purchaser that the Purchaser shall receive as part of the Purchased Assets all right, title and interest of the Vendor to all claims and refunds for scientific research tax credits that may be available to the Vendor for the period to and including the Closing Date.


                                   ARTICLE IX
                              CONDITIONS OF CLOSING

9.01 Conditions of Closing in Favour of the Purchaser. The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Representations and Warranties. The representation and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchase, acting reasonably;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed, and a certificate of the President of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

     (c) Contractual Consents. The Vendor shall have given or obtained the notices, consents and approvals described in Schedule 9, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

     (d) Not applicable.

     (e) Non-Competition Agreement. The Vendor and Biagio Fusca shall have executed and delivered to the Purchaser a non-competition agreement in the form of the non-competition agreement annexed hereto as Schedule 11;

     (f) Indemnity. The Vendor and Biagio Fusca shall have delivered to the Purchaser an indemnity in form and substance acceptable to the Purchaser as required by Section 8.09(a);

     (g) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

     (h) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred from the date hereof to the Time of Closing;

     (i) No Material Adverse Change. There shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Purchased Business since the date of the Financial Statements;

     (j) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Assets, including title of the Vendor to the Purchased Assets, shall have been approved as to form and legality by McCarter Grespan Robson Beynon, counsel for the Purchaser, acting reasonably;

     (k) Legal Opinion. The Vendor shall have delivered to the Purchaser a favourable opinion of counsel to the Vendor in the form annexed hereto as
Schedule 21;

     (l) Employment Agreement. The Purchaser shall have entered into an employment agreement with Biagio Fusca to manage the Pasta Kitchen Division of the Purchaser;

     (m)Lease and Sub-lease. The lease for the Leased Property shall have been amended in writing with the terms and conditions of such amendment to be acceptable to the Purchaser;

     (n) Sub-lease. The Purchaser shall have entered into a sub-lease with the Vendor for the lease of the Leased Property, such sub-lease to be on terms and conditions acceptable to the Purchaser;

     (o) Lease Payments. All payments required to be made under the Vendor's lease for the Leased Property shall be current and the parties shall adjust for any amounts that are applicable for the period prior to the Closing Date that have not been paid by the Vendor;

     (p) Insurance on Leased Property. The insurance maintained by the Vendor on the Leased Property shall have been assigned to the Purchaser;

     (q) Small Business Development Loan. The small business development loan of the Vendor shall be assumed or discharged as at the Closing Time on a basis acceptable to the Purchaser;

     (r) Inventory at Time of Closing. The Vendor and the Purchaser shall cause to be completed an inventory of the Vendor's inventory assets at the close of business on the day preceding the Closing Date and such inventory shall be acceptable to the Purchaser; and

     (s) Delivery of Other Closing Documents. The delivery to the Purchaser of such other closing documents required to complete the sale and purchase of the Purchased Assets.

     If any of the conditions contained in this Section 9.01 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.02, 12.03 and 12.04, provided that the Purchaser may also bring an action pursuant to Article XI against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfilment of the relevant condition is a result of a breach of covenant, representation or warranty by the Vendor. Any such condition may be waived in whole or in part by the purchaser without prejudice to any claims it may have or breach of covenant, representation or warranty.

9.02 Conditions of Closing in Favour of the Vendor. The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

     (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed, and a certificate of the President of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

     (c) Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorization as are required to be obtained by the Purchaser to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 15, in each case in form and substance satisfactory to the Vendor, acting reasonably;

     (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

     (e) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form, and legality by Ronald Reim, counsel for the Vendor, acting reasonably; and

     (s) Delivery of Other Closing Documents. The delivery to the Vendor of such other closing documents required to complete the sale and purchase of the Purchased Assets.

     If any of the conditions contained in this Section 9.02 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.02,
12.03 and 12.04,  provided that the Vendor may also bring an action  pursuant to
Article XI against the Purchaser of damages suffered by it where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may be have for breach of covenant, representation or warranty.


                                    ARTICLE X
                     CLOSING DATE AND TRANSFER OF POSSESSION

10.01 Transfer. Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the opening of business on the Closing Date.

10.02 Place of Closing. The closing shall take place at the Time of Closing at the offices of McCarter Grespan Robson Beynon, counsel for the Purchaser, 675 Riverbend Drive, Kitchener, Ontario N2K 3S3.

10.03 Further Assurances. From the time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.04 Risk of Loss. From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets that are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by Section 9.01, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to be Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.


                                   ARTICLE XI
                                 INDEMNIFICATION

11.01 Indemnification by the Vendor. The Vendor agrees to indemnify and save harmless the

Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section
11.03 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 7.01);

     (b) any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

     (c) the operations of the Purchased Business up to the Time of Closing.

11.02 Indemnification by the Purchaser. The Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

     (b) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

     (c) the operations of the Purchaser Business after the Time of Closing including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

11.03 Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (a) the factual basis for the Claim; and

     (b) the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

11.04 Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have seven (7) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such seven (7) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration is such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

11.05 Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defense). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

11.06 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.07 Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.08 Exclusivity. The provisions of this Article XI shall apply to any Claim for breach of any covenant, representation, warranty of other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article XI.


                                   ARTICLE XII
                                  MISCELLANEOUS
12.01    Notices.

     (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  (i)  if to the Vendor:
                           1218951 Ontario Limited
                           d.b.a. Pasta Kitchen
                           26 Milford Avenue
                           North York, Ontario
                           M6M 2V8
                           Attention:  Mr. Biagio Fusca, President
                           Telecopier No.:


                  (ii) if the Purchaser:
                           Prime Foods Processing Inc.
                           172 King Street East
                           Toronto, Ontario
                           M5A 1J3
                           Attention: Michael A. Steele, Secretary-Treasurer Telecopier No.: (416) 947-1023

     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if Mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days there-after there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

     (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.01.

12.02 Commissions, etc. The Vendor agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission of other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor.

12.03 Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

12.04 Disclosure. Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.03, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

12.05 Assignment by Purchaser. The Purchaser may assign its right under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

12.06 Best Efforts. The parties acknowledge and agree that, for all purpose of this Agreement, an obligation on the part of either party to use its best efforts to obtain any waiver, consent, approval, permit, licence of other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

12.07 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                      1218951 ONTARIO LIMITED


                                      Per:     /s/ Biagio Fusca
                                               ------------------------


                                      Title:   President
                                               ------------------------


                                      PRIME FOODS PROCESSING INC.


                                      Per:     /s/ Michael Steele
                                               ------------------------


                                      Title:   Secretary - Treasurer
                                               ------------------------

THIS IS SCHEDULE 1 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------
 .
                              Leased Real Property



26 Milford Avenue
Toronto, Ontario
M6M 2V8

                           Lease

Landlord:                  1117423 Ontario Ltd.

Tenant:                    1218951 Ontario Limited

Date of Lease:             February 1, 1997

Date of Amendment:         October 9, 1998

THIS IS SCHEDULE 2 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                             Machinery and Equipment

THIS IS SCHEDULE 3 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                               Material Contracts



1.   Sublease of Leased Premises

2.   Karen DeSouza Commissioned Sales Agent Agreement at 5% of Gross Sales

3.   Bank of Montreal Lease of Computer

THIS IS SCHEDULE 4 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                                Employee Matters

                                                                                           Biweekly
Name                                Start Date                Position                 Salary/Hourly Rate
----                                ----------                --------                 ------------------
Adriano Fusca                       Jan. 20/97                                          $1,200.00 salary
Roger Falconi                       Jan. 20/97                Salesman                  $  800.00 salary
Ashok Master                        Jan. 20/97                Accountant                $1,000.00 salary
Chiara Rauti                        Jan. 20/97                Chef                      $   14.00 per hour
Nelly Servello                      Jan. 20/97                Kitchen-help              $    7.00 per hour
Teofilo Trumata                     Jan. 20/97                Kitchen-help              $   10.00 per hour
Giuseppina Monteleone               Jan. 20/97                Kitchen-help              $    9.00 per hour
Josie Cuda                          Jan. 20/97                Kitchen-help              $   10.00 per hour
Gilda Di Sousa                      Jan. 20/97                Kitchen-help              $    8.00 per hour
Elizabet Marola Zambrano            Jul. 07/97                Kitchen-help              $    7.00 per hour
Julie Vitalone                      Sep. 28/98                Kitchen-help              $    7.00 per hour

THIS IS SCHEDULE 5 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                                    Insurance

Policy No.:       4-156692

INDUSTRIAL PACKAGE POLICY

Effective Date:   07-Nov-1997

Expiry Date:      07-Nov-1998

Insurer:          The Citadel General Assurance Company

Premium:          $3,550.00

THIS IS SCHEDULE 6 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                             Intellectual Property

1.   Trade Mark : Pasta Kitchen Inc.

2.   Recipes

THIS IS SCHEDULE 7 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                          Allocation of Purchase Price


Inventory                  $_______________

Equipment                  $_______________

Receivables                $_______________

Goodwill                   $_______________

THIS IS SCHEDULE 8 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                               Location of Assets



26 Milford Avenue
Toronto, Ontario

THIS IS SCHEDULE 9 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                              Third Party Consents


1.   The approval of the shareholders of the Vendor.

2.   The approval and consent of the Landlord under the Lease.

3.   Bank of Montreal computer lease.

THIS IS SCHEDULE 10 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                                 Major Customers


1.   National Grocers

THIS IS SCHEDULE 11 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                           Non-Competition Agreement

THIS IS SCHEDULE 12 TO THE ASSET PURCHASE AGREEMENT BETWEEN 1218951 ONTARIO LIMITED AND PRIME FOODS PROCESSING INC.
--------------------------------------------------------------------------------

                           Opinion of Vendor's Counsel